EXHIBIT 99.1

For Immediate Release

Rich Yonker
Vitesse
+1.805.388.3700

Amy Feng
The Abernathy MacGregor Group
+1.213.630.6550

Vitesse Reports First Quarter Fiscal Year 2011 Results

Restructures $25 Million Senior Term Loan

CAMARILLO, Calif. — February 08, 2011 — Vitesse Semiconductor Corporation (Pink Sheets: VTSS.PK), a leading provider of advanced IC solutions for Carrier and Enterprise networks, today reported its financial results for the first quarter of fiscal year 2011 (quarter ended December 31, 2010) and reported on material subsequent events.

Financial Highlights

•      Net revenues of $37.7 million, compared with $41.7 million a year ago

•      Product revenues of $37.6 million, compared with $41.6 million a year ago

•      Core product revenue was 94.5% of the quarter’s product revenue, up from 89.7% for the same period in 2010

•      Product margins increased 7.7% to 61.8% from 54.1% compared to a year ago

•      Senior Term Loan reduced by $8.0 million; restructured terms of note lowering interest payments by $1.9 million per year

CEO Commentary

“Our first quarter revenues declined primarily due to ongoing weakness in Asia,” said Chris Gardner, CEO of Vitesse. “We continue to improve the fundamentals of our business model. For the first time, product margins were above the target range and we strengthened the balance sheet by paying off all short-term debt. We currently have no debt maturities until 2014.”

“Looking ahead to the remainder of 2011, we will continue to focus on building market traction for the 30 new products introduced in 2010. We anticipate a successful new product cycle beginning towards the end of this year and having these products account for 25% of product revenues by the end of 2012.”

First Quarter 2011 Financial Results Summary

Net revenues for the first quarter of fiscal year 2011 were $37.7 million, a decrease of 9.4% compared with $41.7 million reported for the first quarter of fiscal year 2010 and a decrease of 12.0% compared with $42.9 million in the fourth quarter of fiscal year 2010.

Product revenues were $37.6 million, a 9.6% decrease from $41.6 million in the same quarter in fiscal year 2010, and a 12.2% decrease from $42.8 million reported for the fourth quarter of fiscal year 2010.

Revenues from licensing intellectual property were $151,000 in the quarter, compared to $40,000 in the first quarter of fiscal year 2010, and $67,000 in the fourth quarter of fiscal year 2010.

Carrier networking product revenues were $18.2 million, or 48.3% of product revenues, compared with $19.2 million, or 46.1%, in the year-earlier quarter. Enterprise networking product revenues were $17.3 million, or 46.1% of product revenues, compared with $18.1 million, or 43.5%, a year ago. When Carrier and Enterprise networking product revenues are combined, Vitesse’s core products represent 94.5% of the quarter’s product revenue. Non-core product revenues were $2.1 million, or 5.5% of product revenues, compared with $4.3 million, or 10.3%, a year ago.

Cost of revenues decreased $4.8 million to $14.3 million in the first quarter of fiscal year 2011, compared with $19.1 million in the same quarter in fiscal year 2010. Product margins increased to 61.8% in the first quarter of fiscal year 2011, from 54.1% in the first quarter of fiscal year 2010. Product margins are product revenues less cost of revenues.

R&D expenses were $14.4 million for the first quarter of fiscal year 2011, compared with $12.0 million a year ago, an increase of $2.4 million, or 20.8%. Selling, general and administrative expenses decreased to $10.5 million, or 27.7% of net revenues, for the first quarter of fiscal year 2011 compared with $10.5 million, or 25.3% of net revenues, in the first quarter of fiscal year 2010.

Loss from operations was $1.7 million in the first quarter of fiscal year 2011, compared with a loss of $0.3 million in the first quarter of fiscal year 2010.

Non-GAAP loss from operations was $823,000 in the first quarter of fiscal year 2011 compared with a non-GAAP income from operations of $744,000 in the first quarter of fiscal year 2010.

The Company’s net loss for the first quarter of fiscal year 2011 was $7.7 million, or $0.32 per share, compared with a net loss of $33.9 million, or $1.95 per share, in the first quarter of fiscal year 2010. The first quarter net loss included a $3.5 million non-cash loss on an embedded derivative.

Non-GAAP net loss was $3.4 million in the first quarter of fiscal year 2011 compared with non-GAAP net loss of $10.2 million for the first quarter of fiscal year 2010. On a per share basis, basic and fully-diluted non-GAAP net loss was $0.14 per share in the fourth quarter of fiscal year 2011 compared with non-GAAP net loss per share of $0.59 in the same quarter of the prior fiscal year.

Balance Sheet Overview

At December 31, 2010, the Company had cash and equivalents of $28.9 million, a decrease of $9.2 million from September 30, 2010. Inventory at December 31, 2010 totaled $27.0 million, a decrease of $234,000 from September 30, 2010, while accounts receivable totaled $13.7 million, a decrease of $2.1 million in the same period. The Company’s December 31, 2010 working capital position was $37.2 million compared with $48.0 million on September 30, 2010.

Debt Restructuring

On January 18, 2011, Vitesse paid down its Senior Term Loan by $8.0 million reducing the balance to $18.7 million, including $1.7 million of deferred interest. As a result, the Company currently has no short term debt and no debt maturities until 2014.

In addition, on February 4, 2011, the Company reached an agreement with, Whitebox VSC, the sole lender under the Senior Term to convert the existing Term Loan into two separate term loans in equal amounts but with separate terms and conditions.

The new Term A Loan in the amount of $9.4 million, bears interest at 10.5% per year and is due on February 4, 2014. The Term A Loan can be pre-paid at any time before August 3, 2011. The new Term B Loan, in the amount of $9.4 million, bears interest at 8.0% per year, and is due on October 30, 2014. The Term B Loan is convertible into shares of common stock at a conversion rate of $4.95 per share. In addition, the Term B Loan can be pre-paid at any time on or after October 30, 2011 provided that the closing stock price has exceeded $6.44 for at least 20 out of 30 consecutive trading days prior to the date of notice of prepayment. If the Term B Loan is fully converted it would result in the issuance of approximately 1,887,234 shares of common stock. Over the duration of these loans, interest payments were reduced by approximately $1.9 million per year.

Outlook and Goals

For the second quarter of fiscal year 2011 ending March 31, 2011, Vitesse expects revenues to be in the range of $36.0 to $38.5 million, product margins to be in the range of 62 and 65 percent and operating expenses to be in the range of $24.7 to $25.7 million.

The Company’s long-term operating model, which assumes a quarterly revenue run rate of $50.0 million or more, is stated as a percentage of product revenue, targets gross margin of 55 to 60 percent; R&D expense of 25 to 28 percent; SG&A expense of 14 to 17 percent; income from operations of 12 to 18 percent; and EBITDA of 15 to 21 percent. The Company defines EBITDA as earnings before interest, taxes, depreciation, and amortization. Management uses EBITDA measures internally to evaluate the Company’s operating performance before charges that are considered by management to be outside of the Company’s core operating results. In addition, the measures are used for planning and forecasting of the Company’s future periods. Further, the Company is also targeting annual inventory turns of five times, and accounts payable and accounts receivable in line with normal industry levels.

Conference Call Information

A conference call is scheduled for Tuesday, February 8, 2011 at 1:30 p.m. Pacific Time/4:30 p.m. Eastern Time to report financial results for the first quarter of fiscal year 2011.

To listen to the conference call via telephone, dial 877-683-1150 (U.S. toll-free) or 706-634-1301 (International) and provide the passcode 41312620. Participants should dial in at least 10 minutes prior to the start of the call. To listen via the Internet, the webcast can be accessed through the Vitesse corporate web site at www.vitesse.com.

The playback of the conference call will be available approximately two hours after the call concludes and will be accessible on the Vitesse corporate web site or by calling 800-642-1687 (U.S. toll-free) or 706-645-9291 (International) and entering the passcode 41312620. The audio replay will be available for seven days.

About Vitesse

Vitesse designs, develops and markets a diverse portfolio of high-performance, cost-competitive semiconductor solutions for Carrier and Enterprise networks worldwide. Engineering excellence and dedicated customer service distinguish Vitesse as an industry leader in high-performance Ethernet LAN, WAN, and RAN, Ethernet-over-SONET/SDH, Optical Transport (OTN), and best-in-class Signal Integrity and Physical Layer products for Ethernet, Fibre Channel, Serial Attached SCSI, InfiniBand(R), Video, and PCI Express applications. Additional company and product information is available at www.vitesse.com.

Vitesse is a registered trademark in the United States and/or other jurisdictions of Vitesse Semiconductor Corporation. All other trademarks or registered trademarks mentioned herein are the property of their respective holders.

Cautions Regarding Forward Looking Statements:

All statements included or incorporated by reference in this release and the related conference call for analysts and investors, other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current facts. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” and similar terms, and variations or negatives of these words. Forward-looking statements are not guarantees of future performance and the Company’s actual results may differ significantly from the results discussed in the forward-looking statements.

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED BALANCESHEETS

	December 31,	September 30,
	2010	2010
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$28,902	$38,127
Accounts receivable	13,672	15,765
Inventory	27,039	27,273
Restricted cash	3,401	394
Prepaid expenses and other current assets	1,888	2,913
Total current assets	74,902	84,472
Property, plant and equipment, net	8,384	8,196
Other intangible assets, net	821	864
Other assets	3,871	3,997
	$87,978	$97,529
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$8,465	$13,216
Accrued expenses and other current liabilities	14,551	16,283
Deferred revenue	6,685	6,926
Current portion of debt and capital leases	8,010	10
Total current liabilities	37,711	36,435
Other long-term liabilities	1,655	1,729
Long-term debt, net of discount	18,457	26,070
Derivative liability	18,960	15,476
Convertible subordinated debt, net of discount	39,449	39,025
Total liabilities	116,232	118,735
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $0.01 par value. 10,000,000 shares authorized; 134,720 and 185,709 shares outstanding at December 31, 2010 and September 30, 2010, respectively	1	2
Common stock, $0.01 par value. 250,000,000 shares authorized; 24,241,474 and 23,986,531 shares outstanding at December 31, 2010 and September 30, 2010, respectively	243	240
Additional paid-in-capital	1,817,478	1,816,796
Accumulated deficit	(1,846,058)	(1,838,326)
Total Vitesse Semiconductor Corporation stockholders’ deficit	(28,336)	(21,288)
Noncontrolling interest	82	82
Total stockholders’ deficit	(28,254)	(21,206)
	$87,978	$97,529

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended
	December 31,
	2010	2009
	(in thousands, except per
	share data)

Product revenues	$37,596	$41,611
Intellectual property revenues	151	40
Net revenues	37,747	41,651
Costs and expenses:
Cost of revenues	14,349	19,103
Engineering, research and development	14,446	11,959
Selling, general and administrative	10,459	10,529
Accounting remediation & reconstruction expense & litigation costs	—	73
Amortization of intangible assets	165	249
Costs and expenses	39,419	41,913
Loss from operations	(1,672)	(262)
Other expense (income):
Interest expense, net	2,518	1,985
Loss on embedded derivative	3,484	8,235
Loss on extinguishment of debt	—	21,576
Other income, net	(16)	(76)
Other expense, net	5,986	31,720
Loss before income tax expense	(7,658)	(31,982)
Income tax expense	74	1,878
Net loss	(7,732)	(33,860)
Fair value adjustment of Preferred Stock - Series B	—	126
Net loss available to common stockholders	$(7,732)	$(33,986)

Net loss per common share - basic and diluted	$(0.32)	$(1.95)
Fair value adjustment of Preferred Stock - Series B, per common share	—	0.01
Net loss per share available to common stockholders	$(0.32)	$(1.96)

Weighted average common shares outstanding - basic and diluted	24,050	17,373

VITESSE SEMICONDUCTOR CORPORATION

UNAUDITED RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

	Three Months ended December 31,
	2010	2009
	(in thousands, except per share data)

GAAP net loss	$(7,732)	$(33,860)
Adjustments:
Stock-based compensation charges	684	684
Amortization of intangible assets	165	249
Accounting remediation & reconstruction expense & litigation costs	—	73
Loss on embedded derivative	3,484	1,108
Loss on extinguishment of debt	—	21,576

Total GAAP to non-GAAP adjustments	4,333	23,690

Non-GAAP net loss	$(3,399)	$(10,170)

Basic and diluted:
GAAP net loss	$(0.32)	$(1.95)
Adjustments	0.18	1.36

Non-GAAP net loss	$(0.14)	$(0.59)

UNAUDITED RECONCILIATION OF GAAP LOSS FROM OPERATIONS

TO NON-GAAP (LOSS) INCOME FROM OPERATIONS

GAAP net loss from operations	$(1,672)	$(262)
Adjustments:
Stock-based compensation charges	684	684
Amortization of intangible assets	165	249
Accounting remediation & reconstruction expense & litigation costs	—	73

Total GAAP to non-GAAP adjustments	849	1,006

Non-GAAP net (loss) income from operations	$(823)	$744

Non-GAAP Measures

A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Other companies may use different non-GAAP measures and presentation of results.

We provide non-GAAP measures of adjusted income from operations and adjusted net income as a supplement to financial results based on GAAP income from operations and GAAP net income. The Company believes that the additional non-GAAP measures are useful to investors for the purpose of financial analysis. We believe the presentation of non-GAAP measures provides investors with additional insight into underlying operating results and prospects for the future by excluding gains, losses and other charges that are considered by management to be outside of the Company’s core operating results. Management uses these measures internally to evaluate the Company’s in-period operating performance before taking into account these non-operating gains, losses and charges. In addition, the measures are used for planning and forecasting of the Company’s performance in future periods.

In deriving adjusted income from operations from GAAP income from operations, we exclude stock-based compensation charges, amortization of intangible assets, costs associated with accounting remediation, reconstruction expense and litigation and goodwill impairment charges. In deriving adjusted net income from GAAP net income, we further exclude gain or loss on the embedded derivative and the loss we incurred on the extinguishment of debt. Stock-based compensation charges, amortization of intangible assets and gain or loss on the embedded derivative represent charges that recur in amounts unrelated to the Company’s operations. Costs associated with accounting remediation, reconstruction expense and litigation, goodwill impairment charges and our loss on the extinguishment of debt represent non-recurring costs and charges that are not a result of the Company’s operations.

The non-GAAP financial measures we provide have certain limitations because they do not reflect all of the costs associated with the operation of our business as determined in accordance with GAAP. Adjusted income from operations and adjusted net income are in addition to, and are not a substitute for or superior to, income from operations and net income, which are prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. A detailed reconciliation of the non-GAAP measures to the most directly comparable GAAP measure is set forth above. Investors are encouraged to review these reconciliations to appropriately incorporate the non-GAAP measures and the limitations of these measures into their analyses. For complete information on stock-based compensation, amortization of intangible assets, costs of our prior restatement and related legal settlement income and costs, goodwill impairment charge, the change in the fair value of our embedded derivatives, and loss on the extinguishment of debt, please see our Form 10-Q for the Three Months Ended December 31, 2010.